COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

OF ADC TELECOMMUNICATIONS, INC.

(2007 Restatement)

As Restated on September 30, 2007

1. Purpose

The purpose of this Compensation Plan (the “Plan”) is to enable Directors of ADC Telecommunications, Inc. (the “Company”) who are not employees of the Company to elect to receive their fees as members of the Board of Directors in a form most advantageous to them. The Plan permits such Directors to elect to receive this compensation in one or more of the following methods:

(a)	In cash on a current basis;

(b)	In cash on a deferred basis (a “Deferred Cash Election”); or

(c)	In Company stock on a deferred basis (a “Deferred Stock Election”).

2. Effective Date

This Plan was originally adopted on March 30, 1982. This restatement incorporates amendments to comply with final Treasury Regulation § 1.409A-1(h), -1(i) and -3(i)(5) and shall become effective upon adoption of this restatement.

3. Eligibility

All members of the Board of Directors who are not employees of the Company (“Participants”) are eligible for the Plan.

4. Compensation Covered by the Plan (“Eligible Fees”)

The compensation covered by the Plan which is eligible to be deferred or exchanged. Eligible Fees include:

(a)	For a Deferred Cash Election: the annual cash retainer, any non-Executive Board or Committee Chair retainer, and all meeting attendance fees;

(b)	For a Deferred Stock Election: The annual cash retainer and any Board Committee Chair retainer.

No other compensation or fees otherwise payable to a Director shall be eligible for an election under this Plan.

5. Election to Defer

Elections to defer Eligible Fees must be made with respect to each Plan Year. Each Participant may, in lieu of receiving current covered compensation for any Plan Year, elect to defer Eligible Fees as follows using the Deferral Election Form attached hereto as Exhibit A:

(a)	All Eligible Fees;

(b)	Any designated percentage of his/her Eligible Fees; or

(c)	Any designated dollar amount of his/her Eligible Fees.

To be effective for any Plan Year, a Deferral Election Form must be submitted to the Company prior to the first day of the Plan Year. That portion of Eligible Fees for which a valid Deferral Election Form has not been timely received by the Company will be paid in cash in accordance with the Company’s customary practice of paying such Eligible Fees. Once a Plan Year has commenced, all Deferral Elections under this Plan for such Plan Year shall be irrevocable.

6. Plan Year

The Plan shall operate on a calendar year basis.

7. Deferred Cash Election

For each Director who makes a Deferred Cash Election, the Company will establish an account (a “Deferral Account”) and will credit to the Deferral Account the amount or percent of the Eligible Fees (earned by him/her as of the date such fees would normally be payable by the Company) that s/he has elected to defer. In addition, the Company shall accrue, as of the last day of each month, interest on the balance in such Deferral Account at the prime commercial rate (the “Prime Rate”) of Wells Fargo Bank Minnesota, N.A., in effect for such month.

(a)	Funding of the Deferral Account

The amounts credited to each Participant’s Deferral Account shall not be held by the Company in a trust, escrow or similar fiduciary capacity, and neither the Participant, nor any legal representative, shall have any right against the Company with respect to any portion of the Deferral Account except as a general unsecured creditor of the Company.

(b)	Timing of Distributions

At the time a Participant’s initial Deferred Cash Election is made, each Participant shall specify the time and manner in which the balance in his/her Deferral Account shall be distributed. The time and manner for distributions specified on a Participant’s initial election form shall remain in effect for all successive elections until amended in accordance with Section 7(d). Installment payments shall be deemed to be a single payment for purposes of any election to further defer payments. If a Participant does not specify an election for the timing and manner of a distribution, the balance of the Participant’s Deferral Account shall be distributed in a lump sum in accordance with option (i) below. The Participant shall be entitled to receive, or to commence receiving, his/her deferred cash compensation as soon as practicable after the following:

(i)	His/her Separation from Service or death;

(ii)	The January 1 following his/her Separation from Service or death; or

(iii)	On a date set by him/her.

A “Separation from Service” means a severance of a Director’s service relationship with the Company and all affiliates for any reason other than the Director’s death. Whether a Separation from Service has occurred is determined under section 409A of the Code and Treasury Regulation 1.409A-1(h) (i.e., whether the expiration of the Director’s term or his or her resignation or removal from the Board constitutes a good-faith and complete termination of the Director’s relationship with the Company).

(c)	Manner of Distribution

Each Participant shall be entitled to receive the balance in his/her Deferral Account in any one of the following manners:

(i)	In a lump sum;

(ii)	In approximately equal quarterly installments over a period of years stipulated by him/her; or

(iii)	In approximately equal quarterly installments of a value stipulated by him/her until the Deferral Account is exhausted.

(d)	Amendments to Timing or Form of Distribution

A Participant may rescind the initial designation of the timing and manner of distribution made pursuant to Section 7(b) by making a new designation on the Distribution Amendment Form attached hereto as Exhibit B. A Distribution Amendment Form is not effective for 12 months after it is filed and a new distribution election must delay payment at least 5 years from the date payment would otherwise have been made. If the initial distribution election was made for a specified time (e.g., attainment of age 65), the new election must be made at least 12 months before the date of the first scheduled payment. (By way of example, a Participant who originally elected to receive installment payments beginning on the date the Participant attains age 65, and later decides he/she wants to receive a lump sum must submit a Distribution Amendment Form no later than his/her 64th birthday in order to request the change at least 12 months before the date selected for distribution. The lump sum payment must be made at least 5 years after the date originally selected for distribution.) Once distributions have commenced pursuant to a valid distribution election, no further amendments to the manner of such distribution may be made.

8. Deferred Stock Election

(a)	Exchange Election

Eligible Participants may elect to exchange part or all of their Eligible Fees for a Plan Year for the Company’s commitment to issue to such Participants a fixed number of shares of common stock of the Company at a future date. No actual shares of common stock shall be issued until the distribution date described in Section 8(c) hereof. The Company’s commitment to issue shares shall be referred to as “Phantom Shares.” The Phantom Shares shall not be considered issued and outstanding shares for purposes of shareholder voting rights, but shall be treated the same as outstanding shares for purposes of dividends and other distributions.

The number of shares which the Company shall be obligated to issue as a result of a Deferred Stock Election will equal the dollar amount of the Eligible Fee elected to be deferred divided by the closing price of ADC common stock on the first business day of the Plan Year for which the election is effective, rounded to the nearest whole number of shares. An example of this calculation is attached hereto as Exhibit B.

(b)	Terms and Forfeiture of Phantom Shares

Except in the event of the Participant’s death, the Phantom Shares shall be forfeited if the Participant ceases to serve as a Director at any time during the Plan Year for which such Phantom Shares were issued. All Phantom Shares issued under and subject to the terms of this Plan will be issued under the Company’s Global Stock Incentive Plan and/or its successor plans and shall be deemed to be “restricted stock units” for purposes of such Plan.

(c)	Distribution of Phantom Shares

Provided that the Phantom Shares have not been forfeited, the actual shares of the Company’s common stock represented by the Phantom Shares will be distributed as soon as administratively feasible following the Participant’s Separation from Service with the Company.

9. General Provisions

(a)	Distribution in Event of Death

In the event of death, distribution of the Deferral Account or actual shares of common stock represented by Phantom Shares will be made to the Beneficiary named by the Participant or to that person who would have a right to receive such distribution by will or by the applicable laws of descent and distribution.

(b)	Distribution in Event of Change in Control

Notwithstanding any other provision of this Plan, in the event of a Change in Control, each Participant who separates from service with the Company for any reason (other than for Cause) during the two (2) year period following such Change in Control shall receive within ten (10) business days after the date of separation the following:

(i)	If a Participant has a balance in the Deferral Account, a lump sum payment of the entire balance contained in his/her Deferral Account, together with interest at the Prime Rate, on the average daily balance in such Deferral Account for the period since the last interest accrual pursuant to Section 7 through the date of such Participant’s Separation from Service; and

(ii)	If a Deferred Stock Election is in effect, a distribution of the number of shares represented by the Phantom Shares issued pursuant to such election, including any Phantom Shares that have not yet vested pursuant to Section 8(b) hereof.

Notwithstanding paragraph (i) above, with respect to any Participant who separated from service before the date of a Change in Control, the balance of the Participant’s Deferral Account shall be paid at the time and in the manner as elected by the Participant under Section 7 hereof (and shall not be commuted to a lump sum or otherwise accelerated by the Change in Control). For purposes of this Section 10(b), a “Change in Control” shall mean a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Employer as defined under Treasury Regulation

§ 1.409A-3(i)(5), and “Cause” shall mean willful and continued failure by the employee to perform his duties or gross and willful misconduct including, but not limited to, wrongful appropriation of funds or the commission of a gross misdemeanor or felony.

(c)	Distribution to Specified Employees

Notwithstanding any other provision in this Plan, in the event that a Participant in this Plan is determined to be a “specified employee” (as that term is defined under Section 409A of the Code), any distribution to the Participant on account of the Participant’s Separation from Service shall be delayed by six months to comply with the requirements of Section 409A of the Code.

(d)	Administration of the Plan

The Plan shall be administered by the Board of Directors or Compensation Committee of the Board of Directors.

(e)	Amendment or Termination

This Plan may be amended or terminated at any time by the Board of Directors or the Compensation Committee of the Board of Directors.

(f)	Cautionary Statement

Participants should be aware that their participation in the Plan involves the following risks, among others:

(i)	Balances in the Deferral Account represent unfunded, unsecured general obligations of the Company. If the Company is unable to pay its debts as they become due, Participants may not be able to collect the balances in their Deferral Accounts.

(ii)	The value of the Phantom Shares issued pursuant to the Plan will depend on the value of ADC common stock. An investment in ADC common stock involves risk. Participants are encouraged to review ADC’s filings with the U.S. Securities and Exchange Commission for a description of some of the risk factors associated with an investment in ADC’s common stock.

(iii)	Except as otherwise provided in the Plan, the Phantom Shares issued pursuant to the Plan are subject to forfeiture if a Participant does not maintain service as a Director through the end of the Plan Year of such issuance.

EXHIBIT A

DEFERRAL ELECTION FORM FOR 2007

I, the undersigned, a Director of ADC Telecommunications, Inc., am making the following elections for the deferral of any Eligible Fees I may receive, as described in the Compensation Plan for Non-Employee Directors of ADC Telecommunications, Inc. (2007 Restatement), as amended.

I elect payment of the Eligible Fees for the Plan Year commencing January 1, 2007 as follows: (specify dollar amount or percent of Eligible Fees in the following table)

Any amount	Deferred Cash	Deferred Stock	Total for Each ROW
NOT Deferred	Election	Election	must
($ or %)	($ or %)	($ or %)
Annual Retainer				= 100% or total annual retainer

Chair Retainer (Board or Committee)				= 100% or total Chair retainer

Meeting Attendance Fees			N/A	= 100% or total Attendance Fee

If you are making either an initial or a subsequent Deferred Cash Election, please specify the timing and manner for distribution of your Deferred Account. This election will apply to all amounts in your Deferred Account, including deferrals for later Plan Years unless you submit a Distribution Amendment Form, and such amendment becomes effective in accordance with its terms and the terms of the Plan.

I elect to begin receiving deferred cash compensation on:

     Specified date      .
     Separation from service date.
     January of the calendar year immediately following the separation from service date.

I elect to receive deferred cash compensation in the following manner (choose one):

     Lump sum
     Equal quarterly installments for      years.
     Equal quarterly installments of $     .

I understand that any election I make to defer Eligible Fees will be covered by the terms of the Compensation Plan for Non-Employee Directors of ADC Telecommunications, Inc. (2007 Restatement), a copy of which I acknowledge receiving.

Date      By

(Print Name)

EXHIBIT B

DISTRIBUTION AMENDMENT FORM

I, the undersigned, a Director of ADC Telecommunications, Inc., hereby amend the distribution plan for the balance in my Deferred Account maintained pursuant to the Compensation Plan for Non-Employee Directors of ADC Telecommunications, Inc. (2007 Restatement), as amended, as follows:

I elect to begin receiving deferred cash compensation on:
___ Specified date	.

     Separation from service date.

     January of the calendar year immediately following the separation from service date.

I elect to receive deferred cash compensation in the following manner:

     Lump sum.

     Equal* quarterly installments for      years.

     Equal* quarterly installments of $     .

I understand that this amendment is only effective for distributions to be made or commence at least 12 months after the date of this Distribution Amendment, and such new distribution must be made or commence at least 5 years after the date of the originally scheduled payment.

Date      By

(Print Name)

* Final installment shall be equal to the remaining balance in the account on that date

EXHIBIT C

DEFERRED STOCK EXAMPLE – PHANTOM SHARES
Assumptions

Deferred Stock Election:	50% of Eligible Fees
Annual Cash Retainer Fee:	$25,000
Fair Market Value of stock on first business day of Plan Year:	$25.00

Effective Date of Grant: First business day of Plan Year

Calculation of Number of Phantom Shares awarded

Fee x Deferred Stock Election % __________ =		$25,000 x 50%

Fair Market Value per share on Effective Date		$25.00
	=	$12,500

		$25.00
	=	500 Phantom Shares

EXHIBIT D

BENEFICIARY ELECTION FORM

COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS OF

ADC TELECOMMUNICATIONS, INC.

I. DIRECTOR INFORMATION
Last Name First MI (if applicable)
Mailing Address (If you have an address change, contact your Human Resources Department)
City Province (if applicable) Country Postal Code
II. BENEFICIARY DESIGNATION

In accordance with the provisions of the Plan, I hereby designate any and all deferral amounts payable under the Plan by reason of my death to the following beneficiary(ies). Further, I understand that should my primary beneficiary(ies) precede me in death, my contingent beneficiary(ies) will become the primary beneficiary(ies) of my Plan account and any accumulated contributions. I understand that this beneficiary designation revokes any previous designation(s). I understand that in the event any persons designated below survive me, any and all death benefits payable will be distributed in accordance with the provisions of the Plan. I also reserve the right to change this designation at any time by completing a new Beneficiary Election Form.

PRIMARY BENEFICIARY(IES)

Name	Relationship (Date of Birth)	Address & Phone Number	Percent of Benefit (Total = 100%)

CONTINGENT BENEFICIARY(IES)

Name	Relationship (Date of Birth)	Address & Phone Number	Percent of Benefit (Total = 100%)

III. SIGNATURE

Signature			Date